EXHIBIT 5.1 AND EXHIBIT 23.1

September 27, 2013

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Ladies and Gentlemen:

I am the General Counsel of Westar Energy, Inc., a Kansas corporation (the “Company”) and in this regard, I have acted as counsel for the Company in connection with the offering and sale of up to 9,200,000 shares (the “Shares”) of common stock of the Company pursuant to the Underwriting Agreement, dated September 24, 2013 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several underwriters named therein, and J.P. Morgan Securities LLC (in its capacity as agent for an affiliate of the JPM Forward Counterparty, as defined below (the “JPM Forward Seller”)) and Wells Fargo Securities, LLC (in its capacity as agent for the Wells Forward Counterparty (as defined below), the “Wells Forward Seller”, and together with the JPM Forward Seller, the “Forward Sellers”)), the forward sale agreements, dated September 24, 2013 (the “Forward Sale Agreements”), between the Company and JPMorgan Chase Bank, National Association (the “JPM Forward Counterparty”) and between the Company and Wells Fargo Bank, National Association (the “Wells Forward Counterparty”) and any Optional Forward Agreement, as defined in the Underwriting Agreement (together with the Forward Sale Agreements and the Underwriting Agreement, the “Documents”) between the Company and the JPM Forward Counterparty and between the Company and the Wells Forward Counterparty).

I, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, certified or otherwise identified to my satisfaction, as I have deemed necessary or advisable for the purpose of rendering this opinion.

I have assumed the following: (i) the genuineness of all signatures (other than the signatures of the officers of the Company) on all documents examined by me; (ii) the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) any certifications and documents dated prior to the date hereof remain true as of the date hereof; (iv) each certificate of a public official is accurate, complete and authentic and all official public records are accurate and complete and (v) the legal capacity of all natural persons.

I have also assumed for purposes of my opinion that each Document has been duly authorized, executed and delivered by all parties thereto other than the Company, and constitutes a legal, valid and binding obligation of each party thereto other than the Company, and that all such other parties have the requisite organizational and legal power to perform their obligations thereunder.

On the basis of the foregoing, I am of the opinion that (a) the Company Securities (as such term is defined in the Underwriting Agreement), if any, have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, such Company Securities will be validly issued, fully paid and non-assessable and (b) the Borrowed Securities (as such term is defined in the Underwriting Agreement), if any, have been duly authorized by the Company and such Borrowed Securities are validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Kansas and the foregoing opinion is limited to the laws of the State of Kansas (except state securities or blue sky laws) and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Company’s registration statement on Form S-3 (File No. 333-187398) and to the reference to me under the caption “Legal matters” in the prospectus supplement filed by the Company dated September 24, 2013.

Very truly yours,

/s/ Larry D. Irick
Larry D. Irick
Senior Vice President, General Counsel & Corporate Secretary
Westar Energy

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